Exhibit 99.3
                                                                    ------------

         AMENDMENT NO. 1 TO SERIES F PREFERRED STOCK PURCHASE AGREEMENT


          AMENDMENT NO. 1 TO SERIES F PREFERRED STOCK PURCHASE AGREEMENT, dated as of June 19, 2001 ( "Amendment"), by and among NEW WORLD COFFEE - MANHATTAN BAGEL, INC., a Delaware corporation (the "Company"), and Halpern Denny III, L.P. ("Halpern Denny"), amending the Series F Preferred Stock Purchase Agreement, dated as of June 7, 2001 (the "Original Purchase Agreement"), among the Company and Halpern Denny.

          WHEREAS, the Company and certain purchasers (the "Series F Purchasers") have entered into a Third Series F Preferred Stock and Warrant Purchase Agreement dated as of June 19, 2001 (the "Third Purchase Agreement"), pursuant to which the Series F Purchasers will purchase from the Company an additional 25,000 shares of Series F Preferred Stock, $.001 par value, of the Company and warrants to purchase shares of Common Stock of the Company in the form attached to the Third Purchase Agreement;

          WHEREAS, the Company and Halpern Denny deem it in their best interests to amend the provisions of the Original Purchase Agreement, and the Company and Halpern Denny are willing to amend the Original Purchase Agreement as provided herein; and

          WHEREAS, as an inducement to the Series F Purchasers to consummate the transactions contemplated by the Third Purchase Agreement, the Company and Halpern Denny have agreed to enter into this Amendment;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Section 9.1(c) of the Original Purchase Agreement is hereby amended and restated in its entirety as follows:

          "(c) WARRANTS.

          (i) ISSUANCE OF WARRANTS. On or before June 19, 2001, the Company will issue to the Purchaser a Warrant to purchase up to 3,384,629 shares (representing, in the aggregate, 4.50% of the Fully Diluted Common Stock of the Company as of June 20, 2001, subject to adjustment as provided therein) (the "Original Warrant Shares") of the Company's Common Stock exercisable at $0.01 per share (the "Warrant"), which Warrant will be substantially in the form of the Warrant attached hereto as EXHIBIT B. The term "Fully Diluted" shall mean the fully diluted Common Stock of the Company, determined by taking into account all options, warrants and other convertible securities, but not including any warrants or options with a strike price greater than $3.00 per share and not including any of the Warrants issued under Section (9.1(c)(ii)). For purposes of this Section 9.1(c)(i), the number of shares subject to such Warrant shall be calculated to

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     result in such percentages of Fully Diluted Common Stock after the issuance of such Warrant.

          (ii) WARRANT STEP-UP. If within one year following the Closing Date,
     (i) the Company has not redeemed the Shares or (ii) the Company has redeemed the Shares by the issuance of the Notes (as provided in the Certificate of Designation) attached hereto as EXHIBIT C (the "Notes") but has not paid such Notes in full, the Company will issue, on such first anniversary date and on each June 30 and December 31 following such first anniversary of the Closing Date, to the Purchaser warrants in the form of EXHIBIT B hereto representing an additional 0.30% of the Fully Diluted Common Stock of the Company outstanding on such date, which percentage shall be reduced pro rata based upon Shares theretofore redeemed for cash or the Notes theretofore repaid, as applicable. For purposes of this
     Section 9.1(c)(ii), at the time of each such issuance of Warrants, the number of shares subject to such Warrants shall be calculated to result in the applicable percentage of Fully Diluted Common Stock before such issuance of Warrants. The issuance of any additional warrants pursuant to this Section 9.1(c)(ii) shall be treated as an adjustment to the purchase price of the Shares."

          2. Section 8 of the Original Purchase Agreement is hereby amended by adding a new clause (d) which shall read in its entirety as follows:

          "(d) On or prior to the earlier of October 17, 2001 and a Change of Control Event (as defined in the Certificate of Designation), the Company shall file an amendment to its Certificate of Incorporation to increase the number of shares of authorized shares of Common Stock to at least 125,000,000."

          3. The form of Warrant attached as Exhibit B to the Original Purchase Agreement is hereby amended by deleting the form of Warrant in its entirety and replacing it with a new form of Warrant, a copy of which is attached hereto.

          4. The Original Purchase Agreement, as amended by this Amendment, is hereby in all respects confirmed and each of the parties hereto acknowledges and agrees that it is bound by all the terms and provisions thereof, as amended hereby.

          5. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles.

          6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement as a sealed instrument, all as of the day and year first above written.


                                    NEW WORLD COFFEE - MANHATTAN
                                        BAGEL, INC.



                                    By______________________________
                                        Name:
                                        Title:


                                    HALPERN DENNY III, L.P.



                                    By______________________________
                                        Name:
                                        Title: